EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended November 30, 2012, the WBI Absolute Return Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
WBI Absolute Return Balanced Fund	$478	$(157)	$(321)
WBI Absolute Return Dividend Growth	276	(276)	-

For the year ended November 30, 2012, the PIA Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
High Yield Fund	$ 50,371	$ (50,371)	-
MBS Bond Fund	1,153,143	(1,153,143)	-
Moderate Duration Bond Fund	204,594	(209,602)	$ 5,008
Short-Term Securities Fund	70,632	255,980	(326,612)

The permanent differences primarily relate to adjustments for credit default swaps and paydowns with differing book and tax methods for accounting.

The reclassifications have no effect on net assets or net asset value per share.